Execution Copy

Exhibit 10.1

EMPLOYMENT AND SEVERANCE AGREEMENT

This Employment and Severance Agreement (“Agreement”) is made by and between Xperi Corporation, a Delaware corporation (the “Company”), and Jon Kirchner (“Executive”), effective as of April 28, 2017 (such date, the “Effective Date”). For purposes of this Agreement (other than Section 1(c) below), the “Company” shall mean the Company and its subsidiaries.
The parties agree as follows:
1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Board” shall mean the Board of Directors of the Company.
(b)    “Cause” shall mean any of the following: (i) Executive’s gross negligence or willful misconduct in the performance of his or her duties to the Company and its affiliates; (ii) Executive’s willful and habitual neglect of or failure to perform Executive’s duties of consulting or employment (which neglect or failure is not caused by Executive’s illness or mental or physical disability), which neglect or failure is not cured within thirty (30) days after written notice thereof is received by Executive (it being agreed that a failure of the Company and its affiliates to meet performance objectives shall not, alone, constitute a failure by Executive to perform his duties); (iii) Executive’s commission of any material act of fraud, dishonesty or financial or accounting impropriety with respect to the Company and its affiliates which results in a personal benefit to Executive; (iv) Executive’s failure to cooperate with the Company and its affiliates in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by the Board or the Audit Committee of the Board (which failure is not caused by Executive’s illness or mental or physical disability), which failure is not cured within thirty (30) days after written notice thereof is received by Executive; (v) Executive’s conviction of or plea of guilty or nolo contendere to felony criminal conduct (other than moving vehicle violations); (vi) Executive’s material violation of the Company’s Confidentiality and Proprietary Rights Agreement (as defined below) or similar agreement that Executive has entered into with the Company and its affiliates; or (vii) Executive’s material breach of any obligation or duty under this Agreement or material violation of any written employment or other Company policies that have previously been furnished to Executive, which breach or violation is not cured within thirty (30) days after written notice thereof is received by Executive, if such breach or violation is capable of being cured.
(c)    “Change in Control” shall mean and include each of the following:

(i)    A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x)

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a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)    Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)    After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(c)(ii)(B) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

The Board shall have full and final authority, which shall be exercised in its reasonable discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

Notwithstanding the foregoing, to the extent required by Section 409A of the Code, if a Change in Control would give rise to a payment or benefit event with respect to any payment or benefit hereunder that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or benefit, to the extent required by Section 409A of the Code.

(d)    “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

(e)    “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

(i)    a material diminution in Executive’s authority, duties or responsibilities (it being agreed that Executive not serving as the chief executive officer of a publicly-traded entity is a material diminution in Executive’s authority, duties, and responsibilities for this purpose);
(ii)    a material diminution in Executive’s base compensation or target annual bonus opportunity, unless such reduction is imposed across-the-board to senior management of the Company (and Executive and the Company agree that without limiting any argument that a lesser diminution is material, any diminution of ten percent (10%) or more measured against Executive’s base compensation and target bonus opportunity as in effect on the Effective Date shall be deemed material for purposes of this clause (ii));
(iii)    a material change in the geographic location at which Executive must perform his or her duties (and the Company and Executive acknowledge and agree that a change in the

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geographic location at which Executive must perform his or her duties by more than forty-five (45) miles shall constitute a material change for purposes of this Agreement);
(iv)    any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement; or

(v)    the failure of the Board to appoint Executive as Chief Executive Officer of the Company on or before June 1, 2017.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of Executive learning of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary Separation from Service for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the occurrence of one of the foregoing events or conditions without Executive’s written consent.

(f)    “Permanent Disability” means Executive’s inability to perform the essential functions of his or her position, with or without reasonable accommodation, for a period of at least one hundred twenty (120) consecutive days because of a physical or mental impairment.

                   (g)     “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

(h)    “Stock Awards” means all stock options, restricted stock units and such other equity-based awards granted pursuant to the Company’s equity award plans or agreements.

2.    Term.

(a)    The initial term of this Agreement (the “Term”) shall continue through June 1, 2020, and shall automatically extend for an additional twelve (12) months (such extension, if it occurs, also considered to be part of the “Term”) unless either party provides the other party at least ninety (90) days’ advanced written notice of non-renewal prior to the expiration of the initial three-year Term. In the event the Company chooses not to renew this Agreement so that the Term is not extended for the fourth (4th) year, the Executive’s employment will be deemed terminated without Cause as of immediately prior to the expiration of the initial three-year Term. In the event the Term expires at the end of the fourth (4th) year, such expiration shall not be deemed a termination without Cause and Executive shall not be entitled to severance hereunder as a result of such expiration.

(b)    Notwithstanding the provisions of Section 2(a), the then-effective Term shall automatically be extended in the event that the Term would otherwise expire during the period commencing upon the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval of the Company’s stockholders and other conditions and contingencies) and ending on the date that is eighteen (18) months following the occurrence of such Change in Control. Such extension shall be upon the terms and conditions of this Agreement as then in effect and shall expire upon the later of (i) the first to occur of (A) the first public announcement of the termination of such definitive agreement or (B) the date that is eighteen (18) months following the occurrence of such Change in Control, or (ii) June 1, 2021. In the event the Term expires pursuant to the preceding sentence, such expiration shall not be deemed a termination without Cause and Executive shall not be entitled to severance hereunder as a result of such expiration.

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(c)    Notwithstanding the foregoing, the obligation of the Company to make payments or provide benefits pursuant to this Agreement to which Executive has acquired a right in accordance with the applicable provisions of this Agreement prior to the expiration of the Term shall survive the termination of this Agreement until such payments and benefits have been provided in full.

3.    Duties. Effective as of the Effective Date, the Executive shall continue to serve as the Company’s President. On or before June 1, 2017, the Executive shall be appointed as the Company’s Chief Executive Officer, reporting to the Company’s board of directors (the “Board”), and thereafter Executive shall serve in such capacity. Executive shall devote his full business time, efforts, and skill to the performance of his duties to the Company. Notwithstanding the foregoing, Executive shall be permitted to serve on boards of directors (or similar bodies) of non-profit and charitable organizations, and, with the consent of the Board, boards of directors of other for profit entities, so long as such duties do not materially interfere with his ability to perform his duties to the Company. So long as Executive is serving as the Company’s Chief Executive Officer, (i) the Company shall use its best efforts, subject to the Board’s exercise of its fiduciary duties under applicable law, to cause Executive to be recommended and nominated for service on the Board at every appropriate opportunity, and (ii) upon the resignation of any existing member of the Board, Executive shall be appointed to fill the open Board seat if Executive is not already a member of the Board; provided that the Company shall not be so obligated if Cause exists for the removal of Executive from the Board or for the failure to nominate or elect Executive to the Board. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

4.    Compensation.

(a)     Cash Compensation. During the Term, Executive shall be entitled to an annual base salary of (i) prior to June 1, 2017, $550,000 per annum, and (ii) from and after June 1, 2017, $600,000 per annum (the “Base Salary”), payable in accordance with the Company’s standard payroll practices. Executive shall be entitled to an annual bonus with a target amount of 100% of Base Salary and a maximum payout amount of 200% of Base Salary for over-performance, payable in accordance with the Company’s standard bonus arrangements for executive officers as determined by the Compensation Committee of the Board.

(b)     Equity Compensation. On June 1, 2017 (the “Grant Date”), Executive will be granted such number of restricted stock units (the “RSUs”) as is determined by dividing (i) $14,500,000 by (ii) the ten (10)-day weighted average volume closing price for the Company’s common stock for the ten (10) trading days commencing on and including May 4, 2017. The RSUs will be granted under the Company’s Sixth Amended and Restated 2003 Equity Incentive Plan (the “Plan”). Thirty percent (30%) of the RSUs (the “Time-Based RSUs”) shall vest subject to solely to continued employment, with 25% of such Time-Based RSUs vesting on each of the next four anniversaries of the Grant Date. The remaining RSUs (the “Performance-Based RSUs”) shall vest based on the Company’s performance for each of 2017, 2018, 2019 and 2020, with up to twenty-five percent (25%) of such Performance-Based RSUs eligible to vest each year at “target” performance based on the Company’s performance, which annual performance targets shall be determined by mutual agreement between Executive and Company’s Compensation Committee and subject to increased settlement for over-performance, and proportional settlement for under-performance, (meaning, for the avoidance of doubt, that Executive may vest in up to 200% of the Performance-Based RSUs each year at “maximum” performance and as few as 0% of the Performance-Based RSUs may vest in the event of underperformance). The RSUs shall otherwise reflect the Company’s standard terms and conditions for RSU awards, provided that the award agreement will allow net settlement of the award at Executive’s election for purposes of satisfying Executive’s tax withholding upon vesting of the RSUs (which net settlement shall be subject to the terms of the Plan and the award agreement).

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5.    Severance.

(a)    If Executive has a Separation from Service as a result of Executive’s discharge by the Company without Cause or by reason of Executive’s resignation for Good Reason, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below, which, with respect to clause (ii) and clause (vii)(B), will be payable in a lump sum on the day that is sixty (60) days following the date of Executive’s Separation from Service:

(i)    The Company shall pay to Executive his or her fully earned but unpaid Base Salary, when due, through the date of Executive’s Separation from Service at the rate then in effect, reimbursement of business expenses incurred prior to the date of Executive’s Separation from Service and properly submitted in accordance with Company policy, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements at the time of Executive’s Separation from Service, plus all amounts required to be paid to Executive under applicable law (the “Accrued Obligations”);

(ii)    Subject to Section 5(c) and Executive’s continued compliance with Section 6, Executive shall be entitled to receive severance pay in an amount equal to two-hundred percent (200%) multiplied by the sum of (x) Executive’s annual Base Salary as in effect immediately prior to the date of Executive’s Separation from Service (ignoring any reduction in Base Salary in the event a reduction in Base Salary triggered Executive’s resignation for Good Reason), plus (y) Executive’s target annual bonus for the calendar year in which Executive’s Separation from Service occurs (provided that, in the event Executive’s Separation from Service occurs more than sixty (60) days prior to a Change in Control or more than eighteen (18) months following a Change in Control, such bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of Executive’s Separation from Service);

(iii)     Subject to Section 5(c) and Executive’s continued compliance with Section 6, for the period beginning on the date of Executive’s Separation from Service and ending on the date which is twenty-four (24) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires) (the “COBRA Coverage Period”), the Company shall continue to provide Executive and his or her eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Separation from Service with health (including medical and dental) insurance benefits substantially similar to those provided to Executive and his or her dependents immediately prior to the date of such Separation from Service. If any of the Company’s health benefits are self-funded as of the date of Executive’s Separation from Service, or if the Company cannot provide the foregoing benefits in a manner that is exempt from or otherwise compliant with applicable law or the provision of such benefits may result in the Company incurring penalties under applicable law (including, without limitation, Section 409A of the Code and Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Executive an amount equal to the monthly premium payment for Executive and his or her eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Separation from Service (calculated by reference to the premium as of the date of Separation from Service) as currently taxable compensation, in substantially equal monthly installments over the COBRA Coverage Period (or the remaining portion thereof);
(iv)     Subject to Section 5(c) and Executive’s continued compliance with Section 6, the vesting and/or exercisability of each of Executive’s outstanding Stock Awards shall be accelerated as

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to the number of covered shares that would vest over the twelve (12) month period following the date of Executive’s Separation from Service had Executive remained continuously employed by the Company during such period, and vesting of all Stock Awards with performance-based vesting scheduled to be measured with respect to the fiscal year in which the Separation of Service occurs shall vest based on performance being deemed satisfied at target, with such acceleration to be effective as of the date of Executive’s Separation from Service (provided that payment or settlement of such Stock Awards may be delayed as provided in the grant documents to the extent required by Section 409A of the Code); provided, however, that in the event Executive’s Separation from Service occurs within sixty (60) days prior to a Change in Control or within eighteen (18) months following a Change in Control, the vesting and/or exercisability of each of Executive’s outstanding Stock Awards shall be accelerated, and vesting of all Stock Awards with performance-based vesting shall vest based on performance being deemed satisfied at target, with such acceleration to be effective as of the later of (A) the date of Executive’s Separation from Service or (B) the date of the Change in Control (provided that payment or settlement of such Stock Awards may be delayed as provided in the grant documents to the extent required by Section 409A of the Code).  Nothing in this Section 5(a)(iv) shall be construed to limit any more favorable vesting applicable to Executive’s Stock Awards in the Company’s equity plan(s) and/or the stock award agreements under which the Stock Awards were granted.  The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award;
(v)     Subject to Section 5(c) and Executive’s continued compliance with Section 6, a post-termination exercise period for outstanding stock options covering shares of Company common stock of twelve (12) months; provided, however, that in no event may an option be exercised after the expiration of its maximum stated term;
(vi)    Subject to Section 5(c) and Executive’s continued compliance with Section 6, to the extent there remains any unpaid amount under the 2016 Executive Retention Bonus Plan as reflected by the Letter Agreement issued to Executive thereunder (the “Retention Plan”), any unpaid portion of Executive’s full Bonus Amount (as defined in the Retention Plan) paid less applicable withholdings on the first regularly scheduled payroll date that occurs on or after June 1, 2018 (and in any event, no later than June 30, 2018);
(vii)    Subject to Section 5(c) and Executive’s continued compliance with Section 6, if Executive’s Separation from Service as a result of Executive’s discharge by the Company without Cause or by reason of Executive’s resignation for Good Reason occurs prior to June 1, 2017, or if Executive resigns for Good Reason as a result of the Company’s violation of clause (v) of the definition of Good Reason, then, in addition to the amounts and benefits set forth in clauses (i) through (vi) above, Executive shall be entitled to receive (A) additional severance pay in the amount, if any, by which (1) the amounts that would have been payable to Executive pursuant to Sections 3(c)(ii)(II) and 3(c)(vi) of the Severance Agreement (as defined below) as of the date of Executive’s Separation from Service if such Severance Agreement had remained in effect through such date and such amounts were payable to Executive exceed (2) the amounts payable to Executive pursuant to Section 5(a)(vi) above, which excess (if any) shall be payable in a lump sum on the day that is sixty (60) days following the date of Executive’s Separation from Service; (B) if the RSUs described in Section 4(b) have not been granted to Executive prior to the date of Executive’s Separation from Service, additional severance pay in the amount of $3,625,000, payable in a lump sum on the day that is sixty (60) days following the date of Executive’s Separation from Service; (C) the full acceleration of vesting of Executive’s outstanding stock options and stock appreciation rights that were outstanding as of December 1, 2016 and an extension of the exercise period of Executive’s stock options and stock appreciation rights until the earlier of (1) five (5) years from the date of Executive’s Separation from Service, or (2) the remaining life of the equity grants; and (D) eighteen (18) months outplacement services provided by an outplacement vendor selected by the Company.

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(b)    Other Terminations. If Executive’s employment is terminated by the Company for Cause, by Executive without Good Reason, as a result of Executive’s death or Permanent Disability, or as a result of the expiration of the Term (other than as a result of the termination of the Term by reason of the Company choosing not to renew this Agreement so that the Term is not extended for the fourth (4th) year), the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive the Accrued Obligations. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(c)    Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to Section 5(a) above (other than the Accrued Obligations), Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form substantially similar to that attached hereto as Exhibit A (and any applicable revocation period applicable to such Release shall have expired) within the sixty (60) day period following the date of Executive’s Separation from Service.

(d)    Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, and except in the event of violation of applicable law by the Company relating to Executive’s employment or the termination thereof, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 5.
(e)    No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company and its affiliates may be offset by the Company against amounts payable to Executive under this Section 5.
(f)    Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his or her employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company and its affiliates, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company and its affiliates. Executive shall deliver to the Company a signed statement certifying compliance with this Section 5(f) prior to the receipt of any post-termination benefits described in this Agreement.
(g)    Best Pay Provision.

                   (i)     If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive’s employment with the Company and its affiliates (“Payment”), would (A) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (1) the full amount of such Payment or (2) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes,

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income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

(ii)     All determinations required to be made under this Section 5(g), including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the effective date of the Change in Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”).   The Accounting Firm shall provide detailed supporting calculations both to Executive and the Company at such time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon Executive and the Company.  For purposes of making the calculations required by this Section 5(g), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

6.    Confidentiality and Proprietary Rights. Executive and the Company have executed the Company’s Confidentiality and Proprietary Rights Agreement, a copy of which is attached to this Agreement as Exhibit B and incorporated herein by reference (the “Confidentiality and Proprietary Rights Agreement”). The Company shall be entitled to cease all severance payments and benefits to Executive in the event of his or his material breach of this Section 6. Nothing in this Agreement or in the Confidentiality and Proprietary Rights Agreement shall be deemed to restrict Executive’s right to communicate directly with, cooperate with, provide information to, or report possible violations of federal law or regulation to, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.
7.    Agreement to Arbitrate. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Jose, California, before a single neutral arbitrator in accordance with the Employment Arbitration Rules and Procedures (the “Rules”) of Judicial Arbitration and Mediation Services (“JAMS”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.com. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or

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the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS’ administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

8.    At-Will Employment Relationship. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.
9.    General Provisions.
9.1    Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder; provided, further, that the failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.2    Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
9.3    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not

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in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
9.4    Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Santa Clara County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
9.5    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth in the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.
9.6    Survival. Sections 1 (“Definitions”), 2 (“Term”), 5 (“Severance”), 6 (“Confidentiality and Proprietary Rights”), 7 (“Agreement to Arbitrate”) and 9 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment by the Company.
9.7    Entire Agreement. This Agreement and the Confidentiality and Proprietary Rights Agreement and the Retention Plan incorporated herein by reference together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including, without limitation, any employment agreement or offer letter executed by the Company and Executive in effect prior to the Effective Date, that certain Severance Agreement effective as of December 1, 2016 between the Company and Executive (the “Severance Agreement”) and that certain Change in Control Severance Agreement made by and between the Company and Executive effective as of December 1, 2016. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
9.8    Code Section 409A.
(a)    To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code.
(b)    If Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 9.8(b) shall be paid or distributed to Executive in a lump sum on the earlier of (i) the date that is six (6)-months following Executive’s Separation from Service, (ii) the date of Executive’s death or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

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(c)    Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  In no event shall Executive be entitled to any reimbursement payments after the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  This section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.
                  9.9    Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement. The Company shall reimburse Executive’s fees and expenses incurred in connection with negotiating and executing this Agreement up to a maximum of $30,000; provided, however, that all such reimbursement shall be paid no later than the end of the calendar year following the year in which the applicable expense was incurred.

9.10    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
(Signature Page Follows)

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.
XPERI CORPORATION

Dated:     April 29, 2017                By:    /s/ Paul Davis
Name:     Paul Davis
Title:    Senior Vice President and General Counsel

EXECUTIVE

Dated:     April 28, 2017                    /s/ Jon Kirchner
Jon Kirchner

[SIGNATURE PAGE TO EMPLOYMENT AND SEVERANCE AGREEMENT]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; provided, however, that no new post-termination covenants shall be imposed on Executive; this form is provided as an example of what will be included in the final Release document.]
This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, between Jon Kirchner (“Executive”), and Xperi Corporation, a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).
WHEREAS, Executive and the Company are parties to that certain Employment and Severance Agreement dated as of April 28, 2017 (the “Agreement”);
WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and
WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.
NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.    General Release of Claims by Executive.
(a)    Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination

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in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.
Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;
(iv)    Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy or indemnification agreement with respect to Executive’s liability as an employee, director or officer of the Company;
(v)    Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement (including, for the avoidance of doubt, Claims to enforce the Company’s obligations to pay or provide payments and benefits that are contingent on the effectiveness of this Release); and
(vi)    Claims Executive may have to vested or earned compensation and benefits.
(b)    EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
(c)     Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have twenty-one (21) days’ time in which to consider it. Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

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(d)     Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.
(e)     Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above. Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is sixty (60) days following the date of Executive’s Separation from Service (as defined in the Agreement).
(f)    Nothing in this Release shall be deemed to restrict Executive’s right to communicate directly with, cooperate with, provide information to, or report possible violations of federal law or regulation to, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.
2.    No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.
3.    Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
4.    Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.
5.    Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any

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suit brought hereon shall be brought in the state or federal courts sitting in Santa Clara County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
6.    Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
7.    Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(Signature Page Follows)

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE                        XPERI CORPORATION

By:
Print Name:                         Print Name:
Title:

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EXHIBIT B
CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

[Attached]

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